Exhibit 99.5

Consent to be Named as a Director

In connection with the filing by Alset Capital Acquisition Corp. (the “Company”) of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a future member of the board of directors of the Company following the consummation of the business combination described in such Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: October 12, 2022

/s/ Chan Tung Moe
Name:	Chan Tung Moe
Title:	Director